Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

December 6, 2012

Media Contact:

Doug Shepard

Harte-Hanks, Inc. Corporate Office

Executive Vice President and Chief Financial Officer

(210) 829-9120

doug_shepard@harte-hanks.com

HARTE-HANKS BOARD DECLARES ACCELERATED DIVIDEND

SAN ANTONIO, TX — Harte-Hanks, Inc. (NYSE: HHS) today reported that its board of directors has declared a cash dividend of 8.5 cents per share payable on December 28, 2012, to the holders of record of shares of common stock of the company at the close of business on December 17, 2012.  This dividend is a one-time acceleration of the regular quarterly dividend the company would have ordinarily declared and paid in the first quarter of 2013; the company does not anticipate paying a dividend in the first quarter of 2013.

About Harte-Hanks®:

Harte-Hanks® is a worldwide direct and targeted marketing company that provides multichannel direct and digital marketing services and shopper advertising opportunities to a wide range of local, regional, national and international consumer and business-to-business marketers. Harte-Hanks Direct Marketing helps its clients obtain insight about their customers through database and marketing analytics. Based on that insight Harte-Hanks Direct Marketing designs, implements and executes multichannel marketing programs on behalf of its clients using direct and digital communications. Harte-Hanks Shoppers is North America’s largest owner, operator, and distributor of shopper products which bring buyers and sellers together at a local level through its proven multichannel offerings, including targeted print, digital advertising, and classifieds. Its print publications are zoned into more than 950 separate editions and reach 11.5 million addresses each week in California and Florida.  Shoppers also provide advertisers with PowerSites™ to help small- and medium-size businesses establish a web presence and improve lead generation, PowerClick™ SEM services, and mobile distribution of their ads and coupons. For consumers, PennySaverUSA.com™ and TheFlyer.com™ offer local online and mobile classifieds for garage sales, pets, used and new cars, real estate, as well as thousands of coupons and business listings. Visit us at http://www.PennySaverUSA.com, http://www.TheFlyer.com, and http://www.PowerSites.net.